Exhibit 23.1

KPMG LLP	Telephone	(403) 691-8000
Charter Accountants	Fax	(403)691-8008
2700 205 – 5th Avenue SW	Internet	www.kpmg.ca
Calgary, AB T2P 4B9
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Agrium Inc.:
We consent to the use of:

—
our Report of Independent Registered Public Accounting Firm dated February 25, 2009 on the consolidated balance sheets of Agrium Inc. (the “Corporation”) as at December 31, 2008 and 2007, and the consolidated statements of operations, cash flows, and comprehensive income and shareholders’ equity for each of the years in the three-year period ended December 31, 2008;

—	our Report of Independent Registered Public Accounting Firm dated February 25, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008;

—
our Report of Independent Registered Public Accounting Firm dated February 25, 2009 on the supplemental information entitled “Reconciliation with United States Generally Accepted Accounting Principles for the years ended December 31, 2008, 2007 and 2006” of the Corporation; and

—	our Comments by Auditors for US Readers on Canada — U.S. Reporting Differences, dated February 25, 2009, each of which is incorporated by reference herein from the annual report on Form 40-F of the Corporation for the fiscal year ended December 31, 2008.
/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
August 31, 2009